Exhibit 99.1

                                                                    One Ameren Plaza
                                                                    1901 Chouteau
                                                                    Avenue
                                                                    St. Louis, MO 63103
[Missing Graphic Reference]

AMEREN NEWS RELEASE

Contacts:

Media	Analysts	Investors
Tim Fox	Bruce Steinke	Investor Services
(314) 554-3120	(314) 554-2574	(800) 255-2237
tfox2@ameren.com	bsteinke@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES SECOND QUARTER 2006 EARNINGS

Lowers 2006 Earnings Guidance Range

ST. LOUIS, MO., Aug. 3, 2006—Ameren Corporation (NYSE: AEE) today announced second quarter 2006 net income of $123 million, or 60 cents per basic and diluted share, compared to net income of $185 million, or 93 cents per basic and diluted share, in the second quarter of 2005. Net income for the first six months of 2006 was $193 million, or 94 cents per share, compared to $306 million, or $1.55 per share, in the first half of 2005.

“Several factors contributed to Ameren’s decreased earnings in the second quarter as compared to last year,” said Gary L. Rainwater, chairman, chief executive officer and president of Ameren Corporation. “These included higher fuel and related transportation costs, decreased power plant availability, including an unplanned outage at our Callaway nuclear plant, costs associated with the Taum Sauk incident and milder weather.”

Revenues in the second quarter of 2006 of $1.6 billion were comparable to the prior-year period. Cooling degree days in the second quarter of 2006 were 20 percent above normal, but approximately 8 percent below the second quarter of 2005, according to the National Weather Service. As a result, weather-sensitive residential electric sales in the second quarter of 2006 fell almost 4 percent, and commercial electric sales decreased 1 percent below the prior-year period. The effect of weather is estimated to have reduced second quarter 2006 earnings by 4 cents per share versus the same period in 2005.

Industrial electric sales in the second quarter of 2006 increased 9 percent as a result of sales to Noranda Aluminum, Inc, which became a customer on June 1, 2005. Interchange power sales decreased 7 percent in the second quarter of 2006 versus the same period a year ago, due primarily to decreased power plant availability and higher industrial electric sales.

Fuel and purchased power costs increased $39 million in the second quarter of 2006 over the same period in 2005, primarily because of significantly higher coal and related transportation costs,

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as well as higher purchased power costs as a result of plant outages and the expiration of a cost-based affiliate power supply contract at the end of 2005. In addition, other operations and maintenance expenses increased $19 million in the second quarter of 2006 as compared to the second quarter of 2005. Other operations and maintenance expenses increased principally because of $10 million of incremental costs associated with the December 2005 breach of the upper reservoir at AmerenUE’s Taum Sauk pumped-storage hydroelectric facility and higher legal fees.

“On July 19, and again on July 21, our service territory was hit by severe storms, which included several tornados,” added Rainwater. “These storms were the most damaging in the company’s history and resulted in the loss of power to approximately 700,000 of our customers. Through the dedication of a force of 5,200, including our employees, contractors and utility workers from 13 states, we restored service to all of our customers within nine days. While the full financial impact of these storms has not yet been determined, we have incurred unanticipated costs and the loss of electric margins as a result of these devastating storms.”

“The first half of 2006 was indeed challenging as several unexpected events transpired that negatively impacted earnings, including continuing costs from the Taum Sauk incident, milder winter weather, severe spring storms, unscheduled plant outages and weaker-than-expected power prices,” added Rainwater. “As we look ahead to the second half of 2006, we expect, among other things, to realize the benefits from the lack of a Callaway refueling outage, fewer outages and the lack of coal conservation measures at our coal-fueled power plants, and lower Midwest Independent Transmission System Operator, Inc. charges as compared to the second half of 2005. Looking forward to 2007, we are hopeful many of the events that negatively impacted earnings in 2006 will be behind us. We will also be working hard to get appropriate recovery of our higher operating costs and infrastructure investments in our pending rate cases in Missouri and Illinois. And finally, we will remain focused on optimizing the value of our low-cost unregulated generation in Illinois as below-market power supply agreements will expire at the end of 2006.”

Ameren also announced today that it is reducing its 2006 non-GAAP earnings guidance. The company now expects non-GAAP 2006 earnings to range between $2.75 and $3.00 per share, which excludes any impact of the July 2006 storms. Earnings per share guidance was reduced primarily because of reduced power plant availability in the second quarter of 2006, the incremental costs of the Taum Sauk incident, warmer-than-normal winter weather and lower-than-expected power prices for interchange sales. Ameren’s guidance assumes normal weather for the

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rest of 2006, excludes any impact of the July 2006 storms, and is subject to, among other things, plant operations, energy market and economic conditions, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in Ameren’s Forward-looking Statements.

Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Thursday, Aug. 3, to discuss second quarter 2006 earnings and other matters related to the company. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q2 2006 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s Web site that reconciles second quarter and first half 2006 earnings per share to second quarter and first half 2005 earnings per share and the 2006 earnings per share guidance to 2005 earnings per share on a comparable share basis. This presentation will be posted in the “Investors” section of the Web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 11:00 a.m. (Central Time), from Aug. 3 through Aug. 10, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11065832#.

With assets of more than $18 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,200 megawatts.

Regulation G Statement

Ameren has presented certain information in this presentation on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. Ameren believes this information is useful because it enables readers to better understand the impact of these factors on Ameren’s earnings per share. 2006 non-GAAP earnings per share guidance excludes any impact of the July 2006 storms, which has not yet been determined

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provi-sions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•	regulatory actions, including changes in regulatory policies and ratemaking determinations;
•	changes in laws and other governmental actions, including monetary and fiscal policies;

•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as when the current electric rate freeze and current power supply contracts expire in Illinois at the end of 2006;

•	the effects of participation in the Midwest Independent Transmission System;
•
the availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•	generation plant construction, installation and performance, including costs associated with the Taum Sauk pumped-storage hydroelectric plant incident and its future operation;
•	operation of the Callaway nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements will be introduced over time, which could have a negative financial effect;

•	labor disputes and future wage and employee benefits costs, including changes in returns on benefit plan assets;
•	changes in the energy markets, environmental laws or regulations, interest rates, or other factors that could adversely affect assumptions in connection with the Illinois Power Company acquisition;
•	the impact of conditions imposed by regulators in connection with their approval of Ameren’s acquisition of Illinois Power Company;
•	the inability of our counterparties to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by Ameren generating facilities or required to satisfy energy sales;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.

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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Electric Sales - KWH (in millions):
Residential	5,365	5,563	11,495	11,838
Commercial	6,400	6,477	12,400	12,657
Industrial	6,174	5,648	11,907	10,477
Wholesale	1,846	2,254	3,772	4,733
Other	168	166	345	360
Native	19,953	20,108	39,919	40,065
Interchange sales	3,749	4,051	7,823	7,059
Total	23,702	24,159	47,742	47,124

Electric Revenues - (in millions):
Residential	$423	$437	$793	$811
Commercial	432	433	765	768
Industrial	266	253	480	434
Wholesale	63	80	126	166
Other	12	12	23	25
Native	1,196	1,215	2,187	2,204
Interchange sales	158	148	350	254
Other	24	31	52	58
Total	1,378	1,394	2,589	2,516

Power Supply - KWH (in millions):
UE	11,928	12,758	24,600	25,279
Genco	3,036	3,571	6,502	6,453
AERG	1,595	1,613	3,322	3,188
EEI	1,959	1,894	3,987	4,021
Other	59	69	154	162
Total Generation	18,577	19,905	38,565	39,103
Purchases	5,958	5,070	10,788	9,800
Line Losses	(833)	(816)	(1,611)	(1,779)
Total Electric Sales	23,702	24,159	47,742	47,124

Fuel Cost per KWH (cents)	1.239	1.142	1.202	1.095
Gas Sales - MMBTU (in thousands)	14,047	13,871	61,835	65,951

	June 30,	December 31,
	2006	2005
Common Stock:
Shares outstanding (in millions)	205.8	204.2
Book value per share	$30.78	$31.09

Capitalization Ratios:
Common equity	49.8%	52.5%
Preferred stock	1.5%	1.6%
Debt, net of cash	48.7%	45.9%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Operating Revenues:
Electric	$1,378	$1,407	$2,589	$2,529
Gas	172	174	761	670
Other	-	3	-	4
Total operating revenues	1,550	1,584	3,350	3,203

Operating Expenses:
Fuel and purchased power	524	485	1,049	894
Gas purchased for resale	104	106	557	460
Other operations and maintenance	394	375	742	720
Depreciation and amortization	162	157	327	314
Taxes other than income taxes	90	95	203	186
Total operating expenses	1,274	1,218	2,878	2,574
Operating Income	276	366	472	629

Other Income and Expenses:
Miscellaneous income	4	6	8	13
Miscellaneous expenses	(1)	(6)	(1)	(7)
Total other income	3	-	7	6

Interest Charges	80	77	156	151

Income Before Income Taxes, Minority Interest
and Preferred Dividends of Subsidiaries	199	289	323	484

Income Taxes	68	100	112	171

Income Before Minority Interest and Preferred
Dividends of Subsidiaries	131	189	211	313

Minority Interest and Preferred Dividends of Subsidiaries	(8)	(4)	(18)	(7)

Net Income	$123	$185	$193	$306

Earnings per Common Share - Basic and Diluted:	$0.60	$0.93	$0.94	$1.55

Average Common Shares Outstanding	205.4	199.7	205.1	197.5

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended
	June 30,
	2006	2005

Cash Flows From Operating Activities:
Net income	$193	$306
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	311	272
Amortization of nuclear fuel	16	17
Amortization of debt issuance costs and premium/discounts	7	7
Deferred income taxes and investment tax credits, net	(19)	66
Loss on sale of leveraged leases	4	-
Minority interest	12	1
Other	5	4
Changes in assets and liabilities:
Receivables, net	168	(8)
Materials and supplies	25	46
Accounts and wages payable	(258)	(163)
Taxes accrued	(33)	112
Assets, other	49	(54)
Liabilities, other	10	1
Pension and other postretirement benefit obligations, net	46	54
Net cash provided by operating activities	536	661

Cash Flows From Investing Activities:
Capital expenditures	(406)	(442)
Acquisitions of combustion turbines	(292)	-
Nuclear fuel expenditures	(25)	(13)
Proceeds from sale of leveraged leases	11	-
Other	-	12
Net cash used in investing activities	(712)	(443)

Cash Flows From Financing Activities:
Dividends on common stock	(260)	(253)
Capital issuance costs	(2)	(1)
Short-term debt, net	204	(256)
Dividends paid to minority interest	(14)	-
Redemptions, Repurchases and Maturities:
Long-term debt	(86)	(237)
Issuances:
Common stock	57	402
Long-term debt	232	85
Net cash provided by (used in) financing activities	131	(260)

Net Change In Cash and Cash Equivalents	(45)	(42)
Cash and Cash Equivalents at Beginning of Year	96	69

Cash and Cash Equivalents at End of Period	$51	$27

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30,	December 31,
	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$51	$96
Accounts receivable - trade	409	552
Unbilled revenue	355	382
Miscellaneous accounts and notes receivable	71	31
Materials and supplies, at average cost	549	572
Other current assets	110	185
Total current assets	1,545	1,818
Property and Plant, Net	13,920	13,572
Investments and Other Assets:
Investments in leveraged leases	32	50
Nuclear decommissioning trust fund	257	250
Goodwill	976	976
Intangible assets	250	246
Other assets	643	419
Regulatory assets	827	831
Total investments and other assets	2,985	2,772

TOTAL ASSETS	$18,450	$18,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$124	$96
Short-term debt	397	193
Accounts and wages payable	404	706
Taxes accrued	97	131
Other current liabilities	386	361
Total current liabilities	1,408	1,487
Long-term Debt, Net	5,705	5,354
Preferred Stock of Subsidiary Subject to Mandatory Redemption	19	19
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	1,958	1,969
Accumulated deferred investment tax credits	123	129
Regulatory liabilities	1,173	1,132
Asset retirement obligations	531	518
Accrued pension and other postretirement benefits	800	760
Other deferred credits and liabilities	174	218
Total deferred credits and other liabilities	4,759	4,726
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	15	17
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,457	4,399
Retained earnings	1,932	1,999
Accumulated other comprehensive loss	(36)	(24)
Other	(6)	(12)
Total stockholders' equity	6,349	6,364

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,450	$18,162